UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2010

PetroAlgae Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0301060
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

321-409-7500

(Our telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a).	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On June 18, 2010, the Board of Directors (the “Board”) of PetroAlgae Inc. (the “Company”) concluded, in consultation with the Company’s management, that as a result of certain accounting errors, it will be necessary to restate the Company’s financial statements as of December 31, 2009, 2008 and 2007, and the results of operations for each of the years ended December 31, 2009, 2008 and 2007 and the period from inception (September 22, 2006) to December 31, 2009 (collectively, the “Company Financial Statements”) that were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”) and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”). Consequently, the Company’s financial statements in the 2009 Form 10-K, in the 2008 Form 10-K and in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods in each of the years ended December 31, 2009, 2008 and 2007, and the quarterly period ended March 31, 2010, along with the related reports of the Company’s former independent registered public accounting firms, Kingery & Grouse PA and Stark Winter Schenkein & Co., LLP, should no longer be relied upon.

The accounting errors relate primarily to the determination and classification of certain expenses.

The Company will file the appropriate amendments to restate the Company Financial Statements and otherwise reflect the correction of errors described above. The Company will also file an amendment to its Quarterly Report on Form 10-Q for the period ended March 31, 2010. The Company will file these amendments as soon as practicable.

The Board discussed the matters disclosed in Item 4.02(a) of this Current Report on Form 8-K with the Company’s current independent registered public accounting firm, Grant Thornton LLP. Additionally, management informed the Company’s former independent registered public accounting firms of its conclusions concerning these matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: June 22, 2010	By:	/s/ David Szostak
	Name:	David Szostak
	Title:	President